Exhibit 99.2

CPS TECHNOLOGIES CORP. Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	October 1,	September 25,	October 1,	September 25,
	2022	2021	2022	2021

Revenues:
Product sales	$6,748,117	$5,514,872	$20,471,574	$16,242,762
Total revenues	6,748,117	5,514,872	20,471,574	16,242,762

Cost of product sales	4,864,876	4,375,676	14,796,206	12,807,844
Gross Margin	1,883,241	1.139,196	5,675,368	3,434,918

Selling, general, and administrative expense	1,174,581	1,227,258	3,750,131	3,234,344
Income from operations	708,660	(88,062)	1,925,237	200,574

Interest/Other income (expense), net	643,702	16,032	643,383	(2,048)
Net income before income tax	1,352,362	(72,030)	2,568,620	198,526
Income tax provision	364,497	(2,799,997)	706,211	(2,799,541)
Net income	$987,865	$2,727,967	$1,862,409	$2,998,067

Net income per basic common share	$0.07	$0.18	$0.13	$0.21

CPS TECHNOLOGIES CORP.
Balance Sheet (Unaudited)

	July 2,	December 25,
	2022	2021

Current assets:
Cash and cash equivalents	$5,598,503	$5,050,312
Accounts receivable-trade, net	5,835,738	4,870,021
Inventories, net	4,868,550	3,911,602
Prepaid expenses and other current assets	246,680	225,873
Total current assets	16,549,471	14,057,808
Net property and equipment	1,408,749	1,322,494

Right-of-use lease asset	497,000	586,000
Deferred taxes, net	2,118,223	2,823,978
Total Assets	$20,573,443	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	$43,136	55,906
Accounts payable	2,044,857	2,100,251
Accrued expenses	865,538	1,086,429
Deferred revenue	1,707,138	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	4,817,669	5,104,724
Note payable less current portion	65,947	98,684
Long term lease liability	340,000	431,000
Total liabilities	5,223,616	5,634,408

Total stockholders’ equity	15,349,827	13,166,311
Total liabilities and stockholders’ equity	$20,573,443	$18,800,719